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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): September 29, 1997

                             BRE PROPERTIES, INC.
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            (Exact name of registrant as specified in its charter)
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
         Maryland                       0-5305                   94-1722214
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(State or other jurisdiction      (Commission File Number)    (I.R.S. Employer
of incorporation or organization)                             Identification Number)
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        One Montgomery Street
       Telesis Tower, Suite 2500
        San Francisco, California                    94104-5525
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(Address of principal executive offices)             (Zip Code)



                                (415) 445-6530
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             (Registrant's telephone number, including area code)
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Item 5. Other Events

On September 29, 1997, BRE Properties, Inc. ("BRE") signed a definitive agreement pursuant to which BRE will acquire the assets and operations of Trammell Crow Residential located in the Western U.S. ("TCR-West") for a total purchase price of approximately $600 million. The purchase price is based on a BRE share price of $26.93 (subject to certain adjustments) and includes payment in common stock, operating company units ("OP units"), cash and the assumption of debt and other liabilities.

The OP units will be convertible into shares of BRE common stock on a 1:1 basis, or into an equivalent amount of cash at BRE's election, beginning one year after the closing. Certain adjustments will be made to the number of shares of common stock and OP units to be issued at closing should BRE's average stock price fall below $26.93. The parties also have certain rights to terminate or to elect to proceed with the transaction under certain circumstances should BRE's average price fall below $25.00 per share.

The transaction will combine 7,478 of TCR-West's apartment units (including approximately 2,445 units of development-pipeline properties) with BRE's 13,543 units, extending BRE's Western market focus to 12 major metropolitan areas from the nine it currently serves. In addition to purchasing existing properties and development projects, BRE will also acquire TCR-West's development, construction and third-party property management operations.

Subject to certain adjustments, the number of shares of common stock and OP units to be issued at closing is expected to range in value from a minimum of approximately $150 million to a maximum of $222 million. Correspondingly, the cash portion of the purchase price would range from a maximum of $205 million to a minimum of $133 million. The debt portion of the purchase price is approximately $135 million. Over the next two years, BRE expects to provide funding for development properties with costs to complete of approximately $110 million.

The transaction is subject to customary closing conditions and is expected to close in November 1997. The acquisition will be structured using a newly organized operating company and will be treated as a purchase for accounting purposes.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       BRE PROPERTIES, INC.
                                       (Registrant)


Date:  October 15, 1997                /s/ LeRoy E. Carlson
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                                       LeRoy E. Carlson
                                       Chief Financial Officer
                                       (Principal Financial and Accounting
                                       Officer)